Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 15, 2012, with respect to the financial statements included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-185225) and related Prospectus of Kips Bay Medical, Inc. for the registration of 15,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

December 18, 2012